Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated May 19, 2008 included in Transcend Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 into the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about July 30, 2009, pursuant to which the Company is registering 400,000 shares of its common stock under its 2009 Stock Incentive Plan as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 333-131059, 333-106454, 333-106446, 033-59115, 333-16213, 333-116910, 333-116911, 333-78777 and 333-157780.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia
July 30, 2009